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                                  EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the 19th day of November, 1999 (the "Effective Date"), is made by and among Michael Pokora ("Pokora" or "Employee") and Electric City Corp., a Delaware corporation (the "Company").

                  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Pokora do hereby agree as follows:

                  Section 1. EMPLOYMENT AND DUTIES. On the terms and subject to the conditions set forth in this Agreement, and subject to the ratification of the board of directors of the Company on or before the Effective Date, the Company agrees to employ Pokora as its Executive Vice-President of Sales and Operations to render such services as would be customary for a Executive Vice-President of Sales and Operations and to render such other services and discharge such other responsibilities as the board of directors of the Company may, from time to time, stipulate and which shall not be inconsistent with the position of Executive Vice-President of Sales and Operations and consistent with the organizational chart attached as Exhibit A hereto.

                  Section 2. PERFORMANCE. Pokora accepts the employment described in Section 1 of this Agreement and agrees to concentrate all of his time and efforts to the performance of the services described therein, including the performance of such other services and responsibilities as the board of directors of the Company, may from time to time stipulate and which shall not be inconsistent with the position of Executive Vice-President of Sales and Operations.

                  Without limiting the generality of the foregoing Pokora ordinarily shall devote not less than five days per week (except for vacations and regular business holidays observed by the Company) on a full time basis, during normal business hours Monday through Friday. Pokora further agrees that when the performance of his duties reasonably requires, he shall be present on the Company's premises (if necessary) or engaged in service to or on behalf of the Company at such times except during vacations, regular business holidays or weekends.

                  Notwithstanding the foregoing, the Company agrees that Pokora has the right to participate in outside activities, including but not limited to serving on Boards of Directors for civic, charitable or business organizations, in a paid or unpaid capacity, so long as such activities are not in direct conflict with Pokora's obligations as outlined herein. Further, Pokora will have reasonable, limited use of Company resources and his own salaried time, to pursue such activities so long as such activities do not unreasonably interfere with his obligations as Executive Vice-President of Sales and Operations. When reasonable and consistent with the objectives of the Company, the Company agrees to provide modest financial support to those organizations in which Mr. Pokora becomes involved, subject to approval of the Chairman, CEO and President. Upon request from the Company, Pokora agrees to furnish the Company with a list of outside organizations in which he is involved, an explanation of said involvement and the amount of remuneration received or expected to be received for said involvement.


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                  Section 3. TERM. The term of employment under this Agreement
(the "Employment Period") shall commence on January 3, 2000 or earlier if agreed to by the Parties hereto, and shall terminate on the 31st day of December, 2002, unless earlier terminated pursuant to the termination provisions set forth herein. The parties hereby agree and acknowledge that between the Effective Date and commencement of the Employment Period, Kawamura shall discharge certain responsibilities on behalf of his current employer, and in so doing, Kawamura shall not be in breach of any provision of this Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that Pokora's employment may be terminated only for Due Cause as more fully set forth herein. At the end of the Employment Period, the continuation of Pokora's employment with the Company shall be at the will of the Company and Pokora on terms and conditions agreed to by the Company and Pokora, and there shall be no obligation on the part of the Company or Pokora to continue such employment, provided; however, that no later than June 30, 2002, the Company and Pokora shall each provide reasonably specific notice to the other party of their respective intentions in regard to continuation of Pokora's employment subsequent to the conclusion of the Employment Period.

                  Section 4. COMPENSATION.

                  4.1. SALARY. For all the services to be rendered by Pokora hereunder, the Company agrees to pay, during the Employment Period, a salary at the annual rate of Two Hundred Fifty Thousand ($250,000) payable in equal monthly installments at the end of each month during the term of this Agreement, beginning no later than the 1st day of January, 2000, or at such other intervals, not less frequently than once per month, as may be consistent with the Company's normal compensation schedule. Pokora's salary may be subject to annual review by the board of directors, which may not be reduced from the prior year's salary.

                  4.2. BONUS. Pokora shall be entitled to a bonus on December 31 of each year, payable by February 15th the year after, up to forty percent (40%) of his annual salary, provided the Company meets or exceeds the terms of an annual business plan, with bonus parameter to be established as part of the plan, to be mutually agreed upon between the Chief Executive Officer, the President of the Company and the Board of Directors of the Company.

                  4.3. STOCK OPTIONS. The Company hereby agrees to grant to Pokora an option to purchase shares of the common stock of the Company subject to and in accordance with the following ( the "Option"):

                  (a) OPTIONS. The Company hereby grants options to Pokora to purchase 500,000 shares of the Company's common stock, subject to the vesting provisions described below:

                           (i) On December 31, 2000, unless Pokora has been terminated for Due Cause prior thereto, Pokora shall become immediately vested in options to purchase 166,667 of the issued and outstanding shares of


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                                    common stock of the Company for Seven
                                    dollars ($7.00) per share.

                           (ii) On December 31, 2001, unless Pokora has been terminated for Due Cause prior thereto, Pokora shall become immediately vested in options to purchase 166,666 of the issued and outstanding shares of common stock of the Company for Seven dollars ($7.00) per share.

                           (iii) On December 31, 2002, unless Pokora has been terminated for Due Cause prior thereto, Pokora shall become immediately vested in options to purchase 166,666 of the issued and outstanding shares of common stock of the Company for Seven dollars ($7.00) per share.

                  (b) REGISTRATION RIGHTS. Pokora shall have piggy-back registration rights for all shares of stock obtained through the exercise of any options described in Section 4.3(a) above for any registration statement the Company files with the Securities and Exchange Commission registering shares of the Company's common stock that are similar to the shares to be issued hereunder. The Company will use its best efforts to file an S-8 registration statement covering the shares underlying the Options when Company becomes eligible to file an S-8 Registration Statement. The Company will bear the cost of registering the shares pursuant to this section.

                  (c) SALE OF ASSETS: CHANGE IN CONTROL. For all purposes of this Agreement, a Change of Control shall be deemed to have occurred when (i) the Company is merged or consolidated with another corporation which is not then controlled by the Company, or (ii) a majority of the Company's assets are sold or otherwise transferred to another such corporation or to a partnership, firm or one or more individuals not so controlled, or (iii) a majority of the members of the Company's Board of Directors consists of persons who were not nominated for election as directors by or on behalf of the Board of Directors, or (iv) a single person, or a group of persons acting in concert, obtains the power to cause the nominees of such person or group to be elected as a majority of the directors of the Company. Upon the occurrence of a Change of Control, the Options described in Section 4.3(a) above shall be automatically and immediately vested and be exercisable by Pokora subject to the terms of this Agreement.

                  (d) TERMINATION OPTIONS. The term of the Option hereunder shall be until December 31, 2009. Notwithstanding any other provision of this Agreement, upon any of the Options described above being fully vested, such fully vested Options may not be terminated unless Options terminate at December 31, 2009 without being exercised. If Pokora is terminated without Due Cause or for death or disability, the vested Options shall survive under the terms of this Agreement and the balance of the Options shall vest in accordance with the terms of Section 4.3(a) of this Agreement.


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                  4.4. INSURANCE. During the Employment Period, the Company
shall apply for and procure in Pokora's name and for Pokora's benefit, if Pokora is eligible and qualifies, and subject to the terms and conditions of the applicable insurance plan, (a) short-term and permanent disability insurance providing for disability benefits and life insurance substantially equivalent to the benefit of other executives of the Company, (b) medical and dental insurance for Pokora and Pokora's family substantially equivalent to the benefits of other executives of the Company and (c) officer and director liability insurance, in such amount as may be determined by the board of directors of the Company or as may be required by law, and Pokora shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

                  4.5. AUTOMOBILE. Pokora will be entitled to an automobile allowance of $550.00 per month.

                  4.6. CELLULAR PHONE. The Company agrees to reimburse Pokora for all business-related cellular phone calls, subject to the provisions of
Section 5.2.

                  4.7. OTHER BENEFITS. Except as otherwise specifically provided herein, during the Employment Period, Pokora shall be eligible for all vacation and non-wage benefits the Company provides generally for its other executives, including four weeks paid vacation.

                  Section 5. BUSINESS EXPENSES.

                  5.1. REIMBURSEMENT. The Company shall reimburse Pokora for the reasonable, ordinary, and necessary expenses incurred by him in connection with the performance of his duties hereunder, including but not limited to, ordinary and necessary travel expense and entertainment expenses, approved by the President and the Chief Financial Officer.

                  5.2. ACCOUNTING. Pokora shall provide the Company with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Company, Pokora will provide the Company with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements.

                  Section 6. COVENANTS OF POKORA.

                  6.1. CONFIDENTIALITY. During the Employment Period and following the termination thereof for any reason, Pokora shall not disclose or make any use of, for his own benefit or for the benefit of a business or entity other than the Company or any corporation partnership, limited liability company or other entity, more than 50% of the equity securities or partnership or membership interests of which are owned directly or indirectly by the Company, ("Subsidiaries") any secret or confidential information, customer lists, and lists of prospective customers, or any other information of or pertaining to the Company, its Subsidiaries or their businesses, products, financial affairs, customers or prospective customers, or services not generally known within the trade of the Company or its Subsidiaries and which was acquired by


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him during his affiliation with the Company or its Subsidiaries unless required by law or pursuant to a mutual release.

                  6.2. INVENTIONS AND SECRECY. Except as otherwise provided in this Section 6.2, Pokora: (a) shall hold in a fiduciary capacity for the benefit of the Company and its Subsidiaries, all secret or confidential information, knowledge, or data of the Company, its Subsidiaries or their businesses or production operations obtained by Pokora during his employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by Pokora) and shall not, during his employment by the Company and after the termination of such employment for any reason, communicate or divulge, any such information, knowledge or data to any person, firm, or corporation other than the Company or its Subsidiaries, or persons, firms or corporations designated by the Company; (b) shall promptly disclose to the Company all inventions ideas, devices, and processes made or conceived by him alone or jointly with others, from the time of entering the Company's employ until such employment is terminated and within the one (1) year period immediately following such termination, relevant or pertinent in any way, whether directly or indirectly, to the businesses or production operations of the Company or its Subsidiaries or resulting from or suggested by any work which he may have done for or at the request of the Company or its Subsidiaries, (c) shall, at all times during his employment with the Company, assist the Company and its Subsidiaries in every proper way (entirely at the expense of the Company) to obtain and develop for the benefit of the Company patents on such inventions, ideas, devices, and processes, whether or not patented; and (d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company, the entire interest in such inventions, ideas, devices, and processes referred to above.

                  6.3. COMPETITION FOLLOWING TERMINATION. Within the two (2) year period immediately following termination of Pokora's employment with the Company for any reason, Pokora shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the
Company: (a) engage directly or indirectly, whether as an officer, director, stockholder (of 10% or more of such entity), partner, majority owner, managerial employee, creditor, or otherwise with the operation, management, or conduct of any business which competes with the businesses of the Company or its Subsidiaries being conducted at the time of such termination within the United States; (b) solicit, contact, interfere with, or divert any customer served by the Company or its Subsidiaries, or any prospective customer identified by or on behalf of the Company or its Subsidiaries if such intention is to divert business from or compete with the Company, during Pokora's employment with the Company or its Subsidiaries; or (c) solicit any person then or previously employed by the Company or its Subsidiaries to join Pokora, whether as a partner, agent, employee, or otherwise, in any enterprise engaged in a business similar to the businesses of the Company or its Subsidiaries being conducted at the time of such termination.

                  6.4. ACKNOWLEDGEMENT. Pokora acknowledges that the restrictions set forth in this Section 6 are reasonable in scope and essential to the preservation of the businesses and proprietary properties of the Company and its Subsidiaries and that the enforcement thereof will not in any manner preclude Pokora, in the event of Pokora's termination of employment with the


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Company, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

                  6.5. SEVERABILITY. The covenants of Pokora contained in this
Section 6 shall each be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Pokora against the Company or its Subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or its Subsidiaries of such covenants. The parties hereto expressly agree and contract that it is not the intention of any party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

                  Section 7. TERMINATION.

                  7.1 TERMINATION FOR DUE CAUSE, DEATH OR DISABILITY.

                           7.1.1 The Employment Period may be terminated only for the following reasons and upon the terms and conditions set forth below ("Due Cause"). Company, by a vote, requiring at least 3/4 of the board of directors ("Termination Vote") may terminate the Employment Period, effective upon written notice of such termination to Pokora, in the event of: (a) Intentionally Deleted; (b) material breach by Pokora of his covenants under this Agreement if unremedied within 15 days after written notice by the Company; (c) commission by Pokora of theft or embezzlement of property of the Company or other acts of dishonesty;
         (d) commission by Pokora of a crime resulting in material injury to the businesses, properties or reputations of the Company or its Subsidiaries or commission of other significant activities materially harmful to the businesses, properties or reputations of the Company or its Subsidiaries; (e) commission of an act by Pokora in the performance of his duties hereunder reasonably determined by a majority of the board of directors of the Company to amount to gross, willful, or wanton negligence; (f) willful refusal to perform or substantial neglect of the duties assigned to Pokora pursuant to Section 1 hereof if unremedied within 15 days after written notice by the Company; (g) any significant violation of any statutory or common law duty of loyalty to the Company or its Subsidiaries. All compensation shall cease immediately upon termination for Due Cause hereunder except for accrued and unpaid compensation.


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                           7.1.2 The Employment Period will be terminated upon
         the death of Pokora. All compensation shall cease immediately upon termination for death hereunder except for accrued and unpaid compensation.

                           7.1.3 For purposes of Paragraph 7.1(a), Pokora's employment hereunder will be terminated for Permanent Total Disability, immediately upon written notice from the Company, if an independent physician selected jointly by the parties shall have determined that Pokora has been unable due to illness or a physical or mental disability, to perform substantially all of the services required hereunder for a continuous period of 180 days, or for a period aggregating 180 days in any twelve month period. All compensation shall cease immediately upon termination for Permanent Total Disability hereunder except for accrued and unpaid compensation.

                  7.2 CHANGE OF CONTROL AND TERMINATION OTHER THAN DUE CAUSE. Pokora's employment shall be deemed terminated for a reason other than Due Cause by the Board of Directors if a Change of Control occurs. If Pokora's employment is terminated for a reason other than Due Cause, then the Company shall pay as severance compensation to Pokora the balance due under the terms of this Agreement or twelve months compensation, including bonus, whatever is greater, payable over a twelve month period commencing after the date of the Change of Control or Pokora's termination without Due Cause as the case may be.

                  7.3 TERMINATION BY POKORA. Pokora may terminate the Employment Period if the Company has breached a material term or condition of this Agreement which is not cured or remedied within 15 days after the breach, provided that Pokora's resignation for such breach shall be deemed a termination by the Company without Due Cause for purposes of the Options vesting schedule in
Section 4.3(a) and the Termination provisions in Section 7.2 of this Agreement. In the event Pokora terminates the Employment Period for any other reason any Options not vested shall immediately terminate.

                  7.4 SURRENDER OF PROPERTIES. Upon termination of Pokora's employment with the Company, regardless of the cause therefor, Pokora shall promptly be deemed to have resigned from the Company's Board of Directors and surrender to the Company or its Subsidiaries all property provided him by the Company or its Subsidiaries, as applicable, for use in relation to his employment and in addition, Pokora shall surrender to the Company or its Subsidiaries, as applicable, any and all sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, or other materials and information of or pertaining to the Company or its Subsidiaries or their customers or prospective customers or the products, businesses, and operations of the Company or its Subsidiaries.

                  7.5 SURVIVAL OF COVENANTS. The covenants of Pokora set forth in Section 6 of this Agreement shall survive the termination of the Employment Period or termination of this Agreement for Due Cause.



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                  Section 8. GENERAL PROVISIONS.

                  8.1. NOTICE. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereunder entitled, or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to the Company:

                  Electric City Corp.
                  1280 Landmeir Road
                  Elk Grove Village, Illinois 60007

With a copy (which shall
not constitute notice) to:

                  Kwiatt & Ruben, Ltd.
                  211 Waukegan Road
                  Suite 300
                  Northfield, Illinois  60093
                  Attn.: Philip E. Ruben

If to Pokora:

                  Michael Pokora

The notice shall be deemed to be received in case (a) on the date of its actual receipt by the party entitled thereto and in case (b) on the date of its mailing.

                  8.2. AMENDMENT AND WAIVER. No amendment or modification of this Agreement shall be valid or binding upon: a) the Company unless made in writing and signed by an officer of the Company, duly authorized by the board of directors of the Company or; b) Pokora unless made in writing and signed by him. The waiver by the Company or Pokora of the breach of any Provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

                  8.3. GOVERNING LAW. The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the internal law, and not the conflicts law, of the State of Illinois.


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                  8.4. ENTIRE AGREEMENT. This Agreement contains all of the
terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

                  8.5. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company or corporation with which the Company may merge or consolidate.

                  8.6. REMEDIES FOR BREACH. Pokora specifically acknowledges that his services under this Agreement are unique and extraordinary and that irreparable injury will result to the Company and its businesses and properties in the event of a material breach of the terms and conditions of this Agreement to be performed by him (including, but not limited to, leaving the employment provided for hereunder except for a termination due to a Change of Control or a material breach by the Company of this Agreement). Pokora, therefore, agrees that in the event of his material breach of any of the terms and conditions of this Agreement to be performed by him (including, but not limited to leaving the employment provided for hereunder except for a termination due to a Change of Control or a material breach by the Company of this Agreement which is not cured or remedied within 15 days after such breach), the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enjoin him from performing services for any other person, firm or corporation in violation of any of the terms of this Agreement, and to obtain damages for any breach of this Agreement. In the event of the material breach by the Company of any of the terms and conditions of this Agreement to be performed by it, Pokora shall have all remedies, legal or equitable, available to him under the laws of the State of Illinois. The remedies provided herein shall be cumulative and in addition to any and all other remedies which either party may have at law or in equity.

                  8.7. COSTS OF ENFORCEMENT. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

                  8.8. HEADINGS. Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

                  8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

                  8.10 PUBLIC ANNOUNCEMENTS. The parties hereto agree no announcement shall be made, unless required by law and with legal counsel's advice, as it relates to this Agreement or the employment of Pokora with the Company without the joint written approval of Pokora and the Company.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed on the date first set forth above.

                                   ELECTRIC CITY CORP.

                                   By:   /ss/ Joseph Marino
                                       -------------------------------------
                                   Its: Joseph Marino, Chairman of the Board
MICHAEL POKORA

                                   By:   /ss/ Brian Kawamura
                                       -------------------------------------
/ss/ Michael Pokora              Its: Brian Kawamura, President and Chief
--------------------------                Operating Officer



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